Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated April 12, 2024 on the consolidated financial statements of Cytonics Corporation and Subsidiary as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 included in this Regulation A Offering Statement of Cytonics Corporation on Form 1-A, as amended.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

January 24, 2025